SECOND AMENDMENT TO GROUND LEASE

This Second Amendment to Ground Lease (the “Second Amendment”) is entered into as of October 12, 2006 (the “Effective Date”) between I-4 LAND HOLDING LIMITED COMPANY, a Florida limited liability company (“Landlord”), and LAZY DAYS’ R.V. CENTER, INC., a Florida corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant entered into that certain Ground Lease dated July 15, 1999 (the “Original Lease”) with respect to the Demised Premises and Improvements located in Seffner, Florida, as more particularly described in the Lease;

WHEREAS, Landlord and Tenant entered into that certain First Amendment to Lease dated May 14, 2004 (the “First Amendment”) (the Original Lease and the First Amendment are hereinafter referred to collectively as the “Lease”); and

WHEREAS, the parties have agreed to further amend the Lease pursuant to the terms hereof;

NOW THEREFORE, in consideration of the covenants set forth in the Lease and this Second Amendment, the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.  Recitals; Defined Terms. The recitals above are true and correct and are incorporated into this Second Amendment by this reference. Capitalized terms not defined herein shall have the meaning ascribed to them in the Lease.

2.  Purchase of Tenant Improvements. Pursuant to the terms of that certain Asset Purchase Agreement executed between the parties hereto on September 26, 2006 (the “Purchase Agreement”), Landlord is purchasing the Purchased Assets (as defined in the Purchase Agreement) from Tenant. From and after the date hereof, the term “Landlord Improvements” as used in the Lease shall be deemed to include all of the Purchased Assets, and the term “Tenant Improvements” shall exclude the Purchased Assets.

3.  Purchase Option. A. Section 33.3 of the Lease is hereby amended in part to revise the method for determining the purchase price to be paid by Tenant to Landlord in the event Tenant exercises its option to purchase the Demised Premises and Landlord Improvements. If Tenant exercises its purchase option pursuant to the terms of Section 33.3 of the Lease, the purchase price to be paid by Tenant to Landlord at closing shall be the then fair market value for the fee simple interest in the Demised Premises and Landlord Improvements, without taking into account the existence of the Lease (the “Fair Market Value”), as such Fair Market Value shall be determined in accordance with the terms of this Section 3. During the thirty (30) day period following the delivery of Tenant’s written notice to Landlord exercising its purchase option, Landlord and Tenant shall negotiate in good faith in an attempt to agree on the Fair Market Value. If Landlord and Tenant are unable to agree as to the Fair Market Value within such thirty (30) day period, then Landlord and Tenant shall within 15 days of the expiration of said 30 day period each designate an MAI appraiser with a minimum of ten (10) years of experience in appraising commercial property in the county in which the Demised Premises and Improvements are located and shall notify each other of the appraiser so selected. Within fifteen (15) days thereafter, the two appraisers so selected shall select a third appraiser who is similarly qualified, and each of the three appraisers shall determine the Fair Market Value of the Demised Premises and Landlord Improvements within thirty (30) days after the selection of the third appraiser. The Fair Market Value shall be determined by taking the average of the two (2) closest amounts determined by the three (3) appraisers to be the Fair Market Value. Each appraiser shall notify Landlord and Tenant in writing of such appraiser’s determination. Each party shall bear the costs of the appraiser selected by it, and the cost of the third appraisal shall be divided equally between Landlord and Tenant. The closing of the purchase and sale of the Demised Premises and Improvements shall occur within ninety (90) days after the determination of the Fair Market Value as set forth herein.

B. Notwithstanding any provision in the Lease to the contrary, Tenant shall have the right, if necessary to qualify for sale-leaseback accounting with respect to the Purchase Agreement for financial accounting purposes, at any time during the term of the Lease to waive and terminate its purchase option set forth in Section 33.3 of the Lease by providing no less than thirty (30) days’ advance written notice to Landlord (“Tenant’s Waiver Notice”). If Tenant waives and terminates its purchase option right under Section 33.3 of the Lease, Section 2.2 of the Lease shall automatically be deemed amended by deleting the first sentence of Section 2.2 and replacing it with the following sentences: “Tenant shall have the option at the end of the Initial Term to extend the term of this Lease for up to six (6) additional five (5) year periods (each, an “Option Term”) upon giving Landlord written notice of such election not less than three hundred sixty five (365) days prior to the expiration of the Initial Term or any Option Term. With respect to the fifth and sixth Option Terms only, Tenant shall pay to Landlord fifteen (15%) percent of the Minimum Annual Rent due and payable for the Lease Year immediately preceding the first year of such Option Term per each Option Term exercised, such payment to be in addition to Tenant’s obligation to pay rent under Section 5 of the Lease and to be made to Landlord at the time Tenant gives written notice to Landlord exercising such Option Term(s).” If Tenant waives and terminates its purchase option right under Section 33.3 of the Lease, Landlord shall have the right, exercisable in writing within ninety (90) days of Landlord’s receipt of Tenant’s Waiver Notice (time being strictly of the essence), but not the obligation, to require Tenant to exercise its first option to extend the Initial Term of the Lease for five (5) years as a condition to granting the additional Option Terms. Notwithstanding the foregoing, if Tenant does not exercise its rights under this Section 3(B) by June 1, 2012, time being strictly of the essence, such rights shall be automatically terminated and of no further force or effect.

C. The first sentence of Section 33.3 of the Lease is hereby amended in part by deleting “February 14, 2011” and replacing it with “January 15, 2023.”

D. Section 33.5 of the Lease is hereby amended in part by deleting all references to “May 14, 2011” and replacing all such references with “January 15, 2023.”

4.  Minimum Annual Rent Abatement. The following provision is hereby added as a new Section 5.4 to the Lease:

Landlord grants Tenant Minimum Annual Rent abatement in the following total amounts: $1,000,000 to be applied in monthly amounts of $333,333.33 for each of the last three (3) calendar months of calendar year 2006 (or refund to Tenant such amounts if Tenant’s Minimum Annual Rent has previously been paid for any such months); $900,000.00 to be applied in monthly amounts of $75,000.00 for each of the twelve (12) calendar months of calendar year 2007; and $800,000.00 to be applied in monthly amounts of $66,666.66 for each of the twelve (12) calendar months of calendar year 2008. Notwithstanding anything contained herein to the contrary, the cost of living adjustments to Minimum Annual Rent shall be calculated in all instances on each Adjustment Date without taking into account the Minimum Annual Rent abatement set forth herein. Such adjustments shall be calculated using the scheduled, unabated Minimum Annual Rent payments as set forth in Section 5.1 of the Lease.

5.  Assignment of Percentage Rent. Section 36.8 of the Lease is hereby amended in part to clarify Landlord’s obligations with respect to the payment to Tenant of Percentage Rent coming due under the Camping World Lease. Landlord hereby irrevocably assigns to Tenant any and all rights that Landlord has in and to Percentage Rent as set forth in Section 36.8 of the Lease to the extent payable to Landlord under the current terms of the Camping World Lease, including extensions provided for in the Camping World Lease. In the event of the expiration or early termination of the Camping World Lease pursuant to the current terms thereof, Tenant’s right to receive such Percentage Rent shall terminate and be of no further force or effect upon such expiration or termination becoming effective.

6.  Camping World Property. The following is added as a new Section 36.10 to the Lease:

“A. Provided that: (i) the Lease has not been assigned or sublet by Tenant other than pursuant to Section 13.2 of the Lease, (ii) an Event of Default has not occurred and is continuing, and (iii) the Lease, as hereby amended, is in full force and effect, Landlord agrees not to further lease (after the early termination or “Early Expiration” of the Camping World Lease) or sell the “Leased Premises” (as such term is defined in the Camping World Lease) to any recreational vehicle dealership other than Tenant, subject to the terms and conditions contained in this Section 36.10. For the purposes hereof, the term “Early Expiration” shall mean the expiration of the Camping World Lease prior to the end of the full term thereof calculated to include all of the automatic extension options currently granted to CWI, Inc., a Kentucky Corporation (“CWI”) under the Camping World Lease. In the event CWI vacates the Leased Premises or defaults under the Camping World Lease such that the Camping World Lease will be terminated, or if CWI provides written notice to Landlord that it will not extend the term of the Camping World Lease pursuant to Section 4 thereof, Landlord shall give prompt written notice of same to Tenant. Within thirty (30) days of receipt of Landlord’s notice (“Tenant’s Response Period”), Tenant shall have the option to elect to: (a) enter into a lease with Landlord for the Leased Premises on terms substantially the same as those contained in this Lease, as amended as of this date, excluding any options to extend the lease term and excluding the rights enumerated in Sections 33.1, 33.2, 33.3, 33.5, 36.8 and 36.9 of the Lease (other than as provided in Subsection B below), except that Tenant agrees to lease the Leased Premises until June 30, 2026 and pay base rent in the amount of $750,000 per year for the first year of the lease, provided that in the event Tenant leases the Leased Premises after June 1, 2012 (the “Rent Escalation Date”), base rent payable for the first year of the lease shall be increased on a cumulative basis by three (3%) percent on each anniversary of the Rent Escalation Date (in addition to the annual 3% base rent increases as hereinafter provided for), with three (3%) percent annual increases on the prior year rent on each anniversary of the first day of the first year of the lease term thereafter, or (b) elect to purchase the Leased Premises at fair market value as determined by the method set forth in Section 3 of this Second Amendment. Notwithstanding the foregoing, Tenant shall not be obligated to lease the Leased Premises or to close on the purchase of the Leased Premises until such time as the then tenant under the Camping World Lease vacates the Leased Premises. In the event Tenant elects option (b), the parties shall promptly commence the process for determining the fair market value of the Leased Premises pursuant to the terms hereof, and the closing of the purchase and sale of the Leased Premises shall occur within ninety (90) days after such determination is made or within ten days after the Early Expiration of the Camping World Lease, whichever is later. The place of closing, documents to be delivered at closing and payment of closing costs shall be determined in the manner set forth in Section 33.3 of the Lease. In the event Tenant does not provide written notice to Landlord electing option (a) or option (b) within the Tenant Response Period, time being strictly of the essence, Landlord’s obligations under the first sentence of this Section 36.10 shall be automatically terminated and of no further force or effect. Notwithstanding anything contained herein to the contrary, in the event: (x) the Camping World Lease expires after CWI has exercised all of its extension options (the date of such expiration is hereinafter referred to as the “CW Lease Expiration Date”), or (y) the Camping World Lease expires and CWI enters a new lease with Landlord, then Tenant’s rights under this Section 36.10 shall terminate and be of no further force or effect; provided, however, in the event Landlord enters a new lease with CWI pursuant to subsection (y) above, Tenant’s rights under this Section shall apply to such new lease through the CW Lease Expiration Date only. For purposes of clause (y) in the immediately preceding sentence, the references to “CWI” shall mean CWI, Inc., a Kentucky corporation, only and shall not include any other person, entity, or successor or assign of CWI, except for an affiliate of CWI (i.e., a person controlling, controlled by or under common control with CWI) or a successor by merger or a purchaser of all or substantially all of the assets of CWI.

B. Provided that: (i) Tenant has elected option (a) in Section 36.10(A) above, and (ii) Tenant has exercised its option to purchase the Demised Premises and the Landlord Improvements pursuant to Section 33.3 of the Lease, as hereby amended, Tenant shall have the option, exercisable by written notice to Landlord given at any time prior to January 15, 2023 only, to purchase the Leased Premises on the same terms and conditions as set forth in Section 33.3 of the Lease, as hereby amended. Tenant’s rights under this Section 36.10(B) shall apply until January 15, 2023 only and shall thereafter be deemed terminated and of no further force or effect.”

C. If Tenant exercises its right to lease the Leased Premises pursuant to Section 36.10(A) or if Tenant exercises its right to purchase the Leased Premises pursuant to Section 36.10, Landlord shall have the right, at its sole discretion, to sublease or lease the Leased Premises, as the case may be, from Tenant on terms substantially the same as those contained in this Lease, excluding any options to extend the lease term and excluding the rights enumerated in Sections 33, 36.1, 36.8 and 36.9 of this Lease, except that Landlord shall lease the Leased Premises for a period of five (5) years. If Tenant leases the Leased Premises and sublets the same to Landlord, notwithstanding any provision in this Lease to the contrary, Tenant shall only pay Landlord, during the term of such subtenancy, rent of one dollar ($1.00) per year, and Landlord, as subtenant, shall only pay Tenant, as sublandlord, rent of one dollar ($1.00) per year. If Tenant exercises its rights to purchase the Leased Premises and the same are leased to Landlord, the rent shall be the “Fair Market Rent.” “Fair Market Rent” shall be determined using the three (3) party appraiser process under Section 3 of this Second Amendment if Landlord and Tenant cannot agree upon the fair market rental value of the Leased Premises for the five (5) year term after good faith negotiations for thirty (30) days after Tenant’s receipt of Landlord’s notice to lease the Leased Premises. In the event Landlord exercises any of its rights under this Section it shall do so by delivering to Tenant written notice no later than thirty (30) days after receipt of Tenant’s written notice under Section 36.10(A) (time being strictly of the essence), and Landlord’s use of the Leased Premises shall be subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

7.  Notices. Section 28 of the Lease is hereby amended in part to provide the following new notice address for Landlord and Tenant:

If to Landlord:

I-4 Land Holding Limited Company
c/o Hanna, Lemar & Morris, CPA's, P.A.
Attention: J. Michael Morris, C.P.A.
6508 East Fowler Avenue
Tampa, Florida 33617
Telecopier No.: (813) 988-8684
Telephone No.: (813) 985-1148, ext. 114

With copy to:

Broad and Cassel
Attention: Ronald Albert, Jr., P.A.
One Biscayne Tower, 21st Floor
2 South Biscayne Blvd.
Miami, Florida 33131
Telecopier No.: (305) 373-9443
Telephone No.: (305) 373-9400

If to Tenant:

LAZY DAYS’ R.V. CENTER, INC.
6130 Lazy Days Boulevard
Seffner, Florida 33584
Attention: John Horton
Telephone No.: (813) 246-4999
Telecopier No.: (813) 630-2438

With a copy to:

Kim Taylor, Esq.
Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022
Telephone No.: (212) 446-4800

8.  Effective Date; Conflict; Delivery. This Second Amendment shall be effective as of the Effective Date, as set forth in the 1st paragraph. In the event of any conflict between the terms of the Lease and this Second Amendment, the terms of this Second Amendment shall govern. Except as modified herein, the Lease remains in full force and effect and is ratified by the parties. Articles 30 and 35 of the Lease are incorporated into this Second Amendment by this reference. This Second Amendment may be executed and delivered in counterparts, and all such counterparts shall constitute one and the same agreement. Signatures delivered by facsimile or email shall constitute originals.

9.  Employment. Section 36.1 of the Lease is hereby deleted in its entirety and shall be of no further force and effect.

10.  Intent of the Parties. The following is added as a new Section 36.11 to the Lease:

“Intent of the Parties: In the event that it is necessary to amend this Lease in order to permit Tenant to treat the Lease as an operating lease for financial accounting purposes, Landlord agrees to cooperate with Tenant in such regard and undertake such amendments to this Lease, provided: (i) Landlord’s rights, interests and obligations under the Lease are not adversely affected, and (ii) Tenant pays all of Landlord’s costs, including reasonable attorneys’ fees, incurred by Landlord in connection with the Landlord’s review of the proposed amendment, whether consent to the proposed amendment is ultimately granted by Landlord or not.”

(SIGNATURES APPEAR ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the Effective Date by their duly authorized representatives.

(TWO WITNESSES FOR EACH SIGNATURE) /s/ Stacy Sealy Print Name: Stacy Sealy /s/ Gary C. Johnson Print Name: Gary C. Johnson	LANDLORD: I-4 LAND HOLDING LIMITED COMPANY, a Florida limilted liability company By: /s/ Donald W. Wallace Print Name: Donald W. Wallace Title: Member Date: October 12, 2006
/s/Linda Stephens Print Name: Linda Stephens /s/ Dara L. White Print Name: Dara L.White	TENANT: LAZYDAYS R.V. CENTER, INC., a Florida corporation By: /s/ John Horton Print Name: John Horton Title: CEO/President Date: September 26, 2006